Exhibit 99.1
Double Eagle Petroleum Co.
1675 Broadway, Suite 2200 Denver, Colorado, 80202 • 1-303-794-8445 • Fax: 1-303-794-8451
Colorado — FOR 6:00 AM EST RELEASE

Date: March 2, 2010
Double Eagle Petroleum Co. Reports Year 2009 Operating Results
2009 Operational Highlights
•	39% increase in 2009 production over 2008 Production
•	239% organic production/reserve replacement
•	2009 SEC pricing — proved reserves increased to 92.3 Bcfe from 88.9 Bcfe, or 4% increase
•	Based upon 2009 year end pricing — proved reserves would have increased to 114.2 Bcfe or 28% increase to prior year
•	Approximately 975 undrilled locations in the Atlantic Rim and Pinedale Anticline
Denver, Colorado — Double Eagle Petroleum Co. (NASDAQ: DBLE) announced today that the Company achieved annual production for the year ended December 31, 2009 of 9.3 Bcfe, an increase of 39% over 2008 production of 6.7 Bcfe. The increase was driven primarily by the Company’s operated Catalina Unit, which accounted for 73% of the year over year increase. Significant production increases were also realized from our interest in the Pinedale Anticline non-operated properties.
2009 Year-end Proved Reserves Update
At December 31, 2009, the Company’s proved reserves estimated by its independent reserve engineers were 92.3 Bcfe, compared to 88.9 Bcfe as of December 31, 2008. This reflects (i) net proved reserve additions of 22.3 Bcfe or 25% increase from prior year proved reserve balance, and (ii) an increase of 4% in proved reserves (year over year) after a reduction of 2009 production of 9.3 Bcfe. The 2009 reserve additions are 2.4 times the 2009 production.
This increase in estimated proved reserves is due to (i) adding proved reserves in the Mesa Units in the Pinedale Anticline and (ii) an increase in proved reserves for the non-operated properties in the Atlantic Rim. As required by current SEC reporting rules, proved reserve estimated volumes and PV-10 values are calculated by applying the simple 12 month average of the first-day-of-the-month commodity price within the 12-month period prior to the reporting period end. This is a change from prior years’ methodology where the year-end price was used. This change resulted in the average price utilized in the estimation of the December 31, 2009 proved reserves being approximately $3.04 per MMBtu versus $4.61 per MMBtu at December 31, 2008. Had the December 31, 2009 year-end price of $5.54 been used in determining the estimated proved reserve volumes, the December 31, 2009 reserves for the Company would have been 114.2 Bcfe or a 28% increase from December 31, 2008 reserve estimates. It should also be noted that, as in prior years, the Company’s reserve estimates do not include the pricing effect of our financial hedges we currently have in place.

Update of 2009 Drilling Results
The 2009 development drilling was focused in the non-operated Pinedale Anticline, where 17 new wells were completed and brought on during the year. We are currently participating in the drilling of 16 additional wells, anticipated to be completed in the second and third quarters of 2010.
During 2009, largely due to the decline in natural gas prices, the Company’s 2009 development program at the Company’s operated Catalina Unit in the Atlantic Rim was focused on increasing productivity through existing well and gathering system enhancements. At the non-operated Sun Dog and Doty Mountain Units in the Atlantic Rim, the operator, Anadarko Petroleum Company, also focused on well enhancements, including initiating fracture stimulations of numerous wells.
Future Development Opportunities
At December 31, 2009, the Company had 312,881 gross (112,114 net) acres for future development. Based upon current approved well spacing, the Company has approximately 975 total future drilling sites in our core development areas of the Catalina, Sun Dog and Doty Units and the Pinedale Anticline. Only 148 of these future potential drill sites were included as proved undeveloped reserves.
Credit Facility
At December 31, 2009, the Company had $34.0 million outstanding under its existing credit facility. Subsequent to year-end, the Company re-negotiated it credit facility to extend the maturity date through January 31, 2013. The current commitment amount from the existing participating banks is $45 million. Based on the current bank price deck for the Company’s reserves, the borrowing base of existing proved developed producing reserves would be approximately $65 million.
2010 Capital Expenditure Guidance
The Company estimates that its 2010 full-year capital budget will be $15 -$20 million. The Company will focus on enhancing production from our current producing wells in the Atlantic Rim and drilling new development wells in the Pinedale Anticline. Additional exploration in the Atlantic Rim is possible during 2010. The Company will continually evaluate the market and should conditions change, the Company may modify its capital budget accordingly.

About Double Eagle
Double Eagle Petroleum Co. explores for, develops, and sells natural gas and crude oil, with natural gas constituting more than 95% of its production and reserves. The Company’s current major development activities are in its Atlantic Rim coal bed methane play and in the Pinedale Anticline in Wyoming.
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This release contains forward-looking statements regarding Double Eagle’s future plans and expected performance based on assumptions the Company believes to be reasonable.  A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of exploration efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company’s reports filed with the SEC.  In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic, environmental and other factors beyond the Company’s control.  Double Eagle undertakes no obligation to publicly update these forward-looking statements, whether as a result of new information, future events or otherwise.
Company Contact:
John Campbell, IR
(303) 794-8445
www.dble.com